CITICORP AND TRAVELERS GROUP INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

      On April 5, 1998, Citicorp and Travelers Group Inc. (Travelers) agreed to merge (the "Merger"). The Merger will be effected through a merger of Citicorp into a newly formed, wholly owned subsidiary of Travelers. Travelers has applied to the Federal Reserve Board to become a bank holding company. Subsequent to the Merger, Travelers will become known as Citigroup. Travelers stockholders will retain their existing shares, which will automatically represent shares of Citigroup. Each share of Citicorp Common Stock will be exchanged for 2.5 shares of Citigroup Common Stock. The Merger, which is anticipated to be completed in the third quarter of 1998, is expected to be accounted for under the "pooling of interests" method and, accordingly, Travelers' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Citicorp. The Merger and related transactions are subject to customary closing conditions, including regulatory approvals and the affirmative vote of a majority of the stockholders of each of Citicorp and Travelers.

      The following unaudited pro forma condensed combined statement of financial position combines the historical consolidated statement of financial position of Citicorp and the historical consolidated statement of financial position of Travelers, giving effect to the Merger as if it had been consummated on March 31, 1998. The following unaudited pro forma condensed combined statements of income combine the historical statements of income of Citicorp and Travelers giving effect to the Merger as if it had occurred on January 1, 1997. This information should be read in conjunction with the accompanying notes hereto, the separate historical financial statements of Citicorp as of March 31, 1998 and for the quarters ended March 31, 1998 and 1997, which are contained in Citicorp's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the separate historical financial statements of Travelers as of March 31, 1998 and for the quarters ended March 31, 1998 and 1997, which are contained in Travelers' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

      The pro forma financial data is not necessarily indicative of the results of operations that would have occurred had the Merger been consummated on the dates indicated or of future operations of the combined company.

                                                Citicorp and Travelers Group Inc.
                             Unaudited Pro Forma Condensed Combined Statement of Financial Position
                                                      As of March 31, 1998
                                                          (in millions)

                                                              Citicorp      Travelers      Pro Forma       Pro Forma
 Assets                                                      Historical    Historical      Adjustments     Combined
                                                           -------------- -------------  -----------------------------
 Cash and cash equivalents                                   $ 21,877       $ 3,943            $ -        $ 25,820
 Investments                                                   35,922        64,156              -         100,078
 Federal funds sold and securities borrowed or
     purchased under agreements to resell                      21,858       115,936              -         137,794
 Brokerage receivables                                              -        41,303              -          41,303
 Trading account assets                                        39,740       124,567              -         164,307

 Consumer loans                                               105,945        11,475              -         117,420
 Commercial loans                                              82,655             -              -          82,655
 Allowance for credit losses                                   (5,828)         (331)             -          (6,159)
-------------------------------------------------------------------------------------------------------------------
     Loans, net                                               182,772        11,144              -         193,916

 Reinsurance recoverables                                           -         9,622              -           9,622
 Separate and variable accounts                                     -        12,943              -          12,943
 Other assets                                                  28,245        24,861              -          53,106
-------------------------------------------------------------------------------------------------------------------
 Total assets                                               $ 330,414     $ 408,475            $ -       $ 738,889
===================================================================================================================

 Liabilities

 Deposits                                                   $ 214,719      $      -            $ -       $ 214,719
 Investment banking and brokerage borrowings                        -        18,195              -          18,195
 Short-term borrowings                                         10,351         3,804              -          14,155
 Long-term debt                                                19,409        29,288              -          48,697
 Federal funds purchased and securities loaned or
     sold under agreements to repurchase                       11,106       118,312              -         129,418
 Brokerage payables                                                 -        56,624              -          56,624
 Trading account liabilities                                   31,291        65,177              -          96,468
 Insurance policy and claims reserves                               -        43,766              -          43,766
 Contractholder funds and separate and variable accounts            -        28,120              -          28,120
 Other liabilities                                             21,317        20,451              -          41,768
-------------------------------------------------------------------------------------------------------------------
     Total liabilities                                        308,193       383,737              -         691,930
-------------------------------------------------------------------------------------------------------------------

 Redeemable preferred stock - Series I                              -           280              -             280
 Trust preferred securities - parent obligated                    750         1,200           (750)          1,200
 Trust preferred securities - subsidiary obligated                  -         1,645            750           2,395

 Stockholders' equity

 Preferred stock                                                1,600         1,450              -           3,050
 Common stock                                                     506            12           (495)             23
 Additional paid-in capital                                     6,493         5,872         (4,234)          8,131
 Retained earnings                                             17,564        16,369              -          33,933
 Treasury stock, at cost                                       (4,729)       (2,630)         4,729          (2,630)
 Accumulated other changes in equity from nonowner sources         37         1,115              -           1,152
 Unearned compensation                                              -          (575)             -            (575)
-------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                21,471        21,613              -          43,084
-------------------------------------------------------------------------------------------------------------------
 Total liabilities and stockholders' equity                 $ 330,414     $ 408,475            $ -       $ 738,889
===================================================================================================================

                 See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  Citicorp and Travelers Group Inc.
                     Unaudited Pro Forma Condensed Combined Statement of Income
                                For the Quarter Ended March 31, 1998
                               (in millions, except per share amounts)

                                                             Citicorp     Travelers      Pro Forma
                                                             Historical   Historical      Combined
                                                            ------------ ------------    ----------
 Revenues:
 Loan interest, including fees                                $4,843      $   407          $ 5,250
 Other interest and dividends                                  1,460        4,421            5,881
 Insurance premiums                                              -          2,340            2,340
 Commissions and fees                                          1,441        1,434            2,875
 Principal transactions                                          585          780            1,365
 Asset management and administration fees                        -            498              498
 Realized gains from sales of investments                        241          144              385
 Other income                                                    499          344              843
----------------------------------------------------------------------------------------------------
 Total revenues                                                9,069       10,368           19,437
 Interest expense                                              3,464        3,177            6,641
----------------------------------------------------------------------------------------------------
     Total revenues, net of interest expense                   5,605        7,191           12,796
----------------------------------------------------------------------------------------------------

 Operating expenses:
 Policyholder benefits and claims                                -          1,994            1,994
 Non-insurance compensation and benefits                       1,714        1,782            3,496
 Insurance underwriting, acquisition and operating               -            812              812
 Provision for credit losses                                     507           87              594
 Other operating                                               1,680          756            2,436
----------------------------------------------------------------------------------------------------
     Total operating expenses                                  3,901        5,431            9,332
----------------------------------------------------------------------------------------------------
 Income before income taxes and minority interest              1,704        1,760            3,464
 Provision for income taxes                                      639          609            1,248
 Minority interest, net of income taxes                          -             58               58
====================================================================================================
 Net income                                                   $1,065      $ 1,093          $ 2,158
====================================================================================================

 Basic earnings per share:
 Net income                                                   $ 2.28      $  0.95          $  0.93
====================================================================================================
 Weighted average common shares outstanding                    452.1      1,116.2          2,246.5
====================================================================================================

 Diluted earnings per share:
 Net income                                                   $ 2.23      $  0.91          $  0.90
====================================================================================================
 Adjusted weighted average common shares
     outstanding                                               463.2      1,173.1          2,331.1
====================================================================================================
 Supplemental information:
    Net interest revenue                                      $2,839      $ 1,651          $ 4,490
    Net interest revenue after provision for credit losses     2,332        1,564            3,896
====================================================================================================

        See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

                                  Citicorp and Travelers Group Inc.
                     Unaudited Pro Forma Condensed Combined Statement of Income
                                For the Quarter Ended March 31, 1997
                               (in millions, except per share amounts)

                                                                    Citicorp    Travelers  Pro Forma
                                                                   Historical   Historical  Combined
                                                                 -----------------------------------
 Revenues:
 Loan interest, including fees                                         $4,554     $  306     $ 4,860
 Other interest and dividends                                           1,303      3,498       4,801
 Insurance premiums                                                       -        2,224       2,224
 Commissions and fees                                                   1,352      1,206       2,558
 Principal transactions                                                   495        762       1,257
 Asset management and administration fees                                 -          389         389
 Realized gains from sales of investments                                 108         17         125
 Other income                                                             437        298         735
----------------------------------------------------------------------------------------------------
 Total revenues                                                         8,249      8,700      16,949
 Interest expense                                                       3,053      2,378       5,431
----------------------------------------------------------------------------------------------------
     Total revenues, net of interest expense                            5,196      6,322      11,518
----------------------------------------------------------------------------------------------------

 Operating expenses:
 Policyholder benefits and claims                                         -        1,905       1,905
 Non-insurance compensation and benefits                                1,665      1,548       3,213
 Insurance underwriting, acquisition and operating                        -          805         805
 Provision for credit losses                                              423         72         495
 Other operating                                                        1,504        645       2,149
----------------------------------------------------------------------------------------------------
     Total operating expenses                                           3,592      4,975       8,567
----------------------------------------------------------------------------------------------------
 Income before income taxes and minority interest                       1,604      1,347       2,951
 Provision for income taxes                                               609        483       1,092
 Minority interest, net of income taxes                                   -           49          49
----------------------------------------------------------------------------------------------------
 Net income                                                            $  995     $  815     $ 1,810
====================================================================================================

 Basic earnings per share:
 Net income                                                            $ 2.07     $ 0.71     $  0.77
====================================================================================================
 Weighted average common shares outstanding                             461.4     1,103.9    2,257.4
====================================================================================================

 Diluted earnings per share:
 Net income                                                            $ 2.01     $ 0.67     $  0.74
====================================================================================================
 Adjusted weighted average common shares
     outstanding                                                        475.7     1,182.0    2,371.3
====================================================================================================

 Supplemental information:
    Net interest revenue                                               $2,804     $1,426     $ 4,230
    Net interest revenue after provision for credit losses              2,381      1,354       3,735
====================================================================================================

        See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements

                        CITICORP AND TRAVELERS GROUP INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

      The Merger Agreement provides that each share of Citicorp Common Stock will be exchanged for 2.5 shares of Citigroup Common Stock. The Merger, which is expected to be completed in the third quarter of 1998, is expected to be accounted for under the "pooling of interests" method and, accordingly, Travelers' historical consolidated financial statements presented in future reports will be restated to include the accounts and results of Citicorp. The Merger and related transactions are subject to customary closing conditions, including regulatory and Citicorp and Travelers stockholder approval.

2.    ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

      Citicorp and Travelers are in the process of reviewing their accounting policies and financial statement classifications and, as a result of this review, it may be necessary to restate either Citicorp's or Travelers' financial statements to conform to those accounting policies and classifications that are determined to be most appropriate.

3.    INTERCOMPANY TRANSACTIONS

      Transactions between Citicorp and Travelers are not material in relation to the pro forma combined financial statements and therefore intercompany balances have not been eliminated from the pro forma combined accounts.

4.    PRO FORMA ADJUSTMENTS

      The pro forma adjustments to common stock, additional paid-in capital and treasury stock reflect the retirement of shares of Citicorp Common Stock held in treasury and the issuance at March 31, 1998 of 1,128.8 million shares of Citigroup Common Stock to effect the Merger. The number of shares to be issued at consummation of the Merger will be based on the actual number of shares of Citicorp Common Stock outstanding at that time. Additionally, the pro forma adjustments transfer Citicorp's trust preferred securities into subsidiary obligated to reflect the merger of Citicorp into a newly formed, wholly owned subsidiary of Travelers.

5.    PRO FORMA EARNINGS PER SHARE

      The pro forma combined basic and diluted earnings per share for the respective periods presented is based on the combined weighted average number of common shares and adjusted weighted average shares of Citicorp and Travelers. The number of weighted average common shares and adjusted weighted average shares of Citicorp is based on an exchange ratio of 2.5 shares of Citigroup Common Stock for each issued and outstanding share of Citicorp. The pro forma combined basic and diluted earnings per share have been calculated as follows:

For the quarter ended March 31,
(in  millions, except per share amounts)                     1998        1997
                                                          ---------   ---------
Net income                                                $   2,158   $   1,810
Preferred dividends                                             (63)        (74)
                                                          ---------   ---------
Income available to common stockholders for basic EPS         2,095       1,736
Effect of dilutive securities                                     6          10
                                                          ---------   ---------
Income available  to common stockholders for diluted EPS  $   2,101   $   1,746
                                                          =========   =========
Weighted average common shares
   outstanding applicable to basic EPS                      2,246.5     2,257.4
Effect of dilutive securities:
   Convertible securities                                      13.2        26.7
   Employee stock plans                                        65.3        80.2
   Warrants                                                     6.1         7.0
                                                          ---------   ---------
Adjusted weighted average common shares
   outstanding applicable to diluted EPS                    2,331.1     2,371.3
                                                          =========   =========
Basic earnings per share                                  $    0.93   $    0.77
                                                          =========   =========
Diluted earnings per share                                $    0.90   $    0.74
                                                          =========   =========


6.    RESTRUCTURING CHARGE AND FUTURE COST SAVINGS

      The pro forma financial statements do not reflect any restructuring costs related to the Merger. Management has not yet determined the amount of such costs; however, a restructuring charge may be required after the consummation of the Merger.

      The pro forma financial statements do not reflect any future cost savings that may result from the reduction of overhead expenses, changes in corporate infrastructure and the elimination of redundant expenses. Although management expects that cost savings will result from the Merger, there can be no assurance that cost savings will be achieved.